CytRx Reports Third Quarter 2011 Financial Results

– On track for December 2011 start of International Phase 2b clinical trial with INNO-206 in soft tissue sarcomas –

– Clinical results from the full Phase 1b/2 trial with INNO-206 in solid tumors to be presented at 2012 ASCO meeting and Phase 2 ENABLE trial results with bafetinib in leukemia at the 2011 ASH meeting –

LOS ANGELES (November 8, 2011) – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company specializing in oncology, today reported financial results for the three months and nine months ended September 30, 2011, and provided a business update.

“We recently reported favorable initial response and safety data from the ongoing Phase 1b/2 clinical trial with INNO-206,” said Steven A. Kriegsman, CytRx President and CEO. “In the current portion of the trial, patients with late-stage solid tumors, mostly soft tissue sarcomas, are receiving INNO-206 at the dose planned for our upcoming international Phase 2b clinical trial in soft tissue sarcoma. At this dose, INNO-206 delivers doxorubicin at 3½ times the standard dose of doxorubicin, which is the only current FDA-approved treatment for this cancer. After completing four INNO-206 treatment cycles, one patient showed greater than 30% tumor shrinkage and four additional patients had stable disease. One patient’s oral sarcoma was greatly reduced following a single INNO-206 treatment.  Although derived from a limited number of patients in an ongoing trial, these results underscore what we view as the potential strength of this tumor-targeting doxorubicin conjugate.

“We intend to complete the INNO-206 Phase 1b/2 trial in parallel with our Phase 2b trial, which is slated to begin next month. We are looking forward to the presentation of the full, final results from the Phase 1b/2 trial at the June 2012 Annual Meeting of the American Society of Clinical Oncology (ASCO), which is the premier educational and scientific event in the oncology community and highlights the most advanced treatments in cancer care.

“Next month, results from our ENABLE Phase 2 proof-of-concept clinical trial will be presented at the prestigious American Society of Hematology (ASH®) annual meeting. This trial is evaluating our Bcr-Abl, Lyn and Fyn kinase inhibitor bafetinib in patients with high-risk B-cell chronic lymphocytic leukemia (B-CLL) who had failed other treatments. In June we reported promising preliminary results from the ENABLE trial that showed bafetinib was clinically active in a group of patients with B-CLL, which is the most common form of leukemia in the Western world. We are now seeking a corporate partner to further advance bafetinib’s continued development.

We are excited by our clinical progress and the attention our oncology programs are receiving from these premier conferences. Importantly, we believe our financial resources are sufficient to support our operations through what we hope will be an exciting upcoming year,” added Mr. Kriegsman.

Third Quarter 2011 Financial Results
CytRx reported a net loss of $0.6 million, or $0 per share, and comprehensive loss of $0.8 million, for the third quarter of 2011, which included a $4.3 million gain on warrant derivative liability related to warrants associated with past equity financings. The third quarter 2011 comprehensive loss included $263,000 of unrealized loss on available-for-sale securities of ADVENTRX Pharmaceuticals (NYSE Amex: ANX). For the third quarter of 2010, the net loss was $4.4 million, or $0.04 per share, and the comprehensive loss was $3.6 million. Third quarter 2010 net loss included comprehensive net income of $0.8 million for an unrealized gain on available-for-sale securities.

Research and development (R&D) expenses were $3.2 million for the third quarter of 2011 and included development expenses for the Company's programs of $2.1 million for INNO-206, $0.3 million for bafetinib and $0.2 million for tamibarotene. R&D expenses were $2.8 million for third quarter of 2010.

General and administrative (G&A) expenses remained relatively unchanged at $1.7 million and $1.8 million for the third quarters of 2011 and 2010, respectively. G&A expenses included $0.2 million of employee stock option expense in both quarters.

CytRx reported cash, cash equivalents and marketable securities of $41.4 million as of September 30, 2011, which included net proceeds of approximately $18.9 million from an underwritten public offering that closed August 1, 2011.

About CytRx’s Oncology Portfolio
CytRx has a pipeline of oncology drug compounds that offer broad market opportunities, including INNO-206, tamibarotene and bafetinib.

INNO-206
INNO-206 is a novel conjugate of doxorubicin that binds covalently to albumin, the most abundant protein in blood plasma, and is circulated throughout the body. Doxorubicin is a standard chemotherapeutic treatment for a variety of cancers and is used either alone or in combination with other chemotherapy agents. INNO-206 is designed with a linker that releases doxorubicin in the low pH environment of tumors, concentrating the chemotherapeutic agent where it preferentially damages the tumor while minimizing the effect on healthy tissues. This conjugate formulation has the potential to safely deliver greater amounts of doxorubicin directly to the tumor compared with standard doxorubicin treatment, which could lead to improved efficacy.

CytRx holds exclusive worldwide rights to INNO-206, which also represents a platform technology that is designed to reduce adverse events by controlling drug release and preferentially targeting tumors. In addition to doxorubicin, several other chemotherapy agents could be attached to the linker used for INNO-206, including paclitaxel, cisplatin and methotrexate, and may be incorporated into future clinical development by the Company.

Tamibarotene
CytRx holds the North American and European rights to tamibarotene as a treatment for certain cancers. Tamibarotene is an orally available, rationally designed, synthetic retinoid compound designed to potentially avoid toxic side effects by binding to its molecular target more selectively than all-trans retinoic acid (ATRA), the current first-line treatment for APL. The Company has initiated an international Phase 2 clinical trial of tamibarotene as a treatment for stage IIIb and IV non-small-cell lung cancer.  Additionally, tamibarotene is being evaluated for efficacy and safety in a Phase 2 trial as a third-line treatment for APL, and in a Phase 1/2 dose escalation trial in combination with arsenic trioxide (ATO) in relapsed APL to determine maximum dose and dose-limiting toxicity. The FDA has granted Orphan Drug Designation for APL and Fast Track Designation for the treatment of adult patients with relapsed or refractory APL following treatment with ATRA and ATO. Tamibarotene also has been granted orphan medicinal product status by the European Medicines Agency for the treatment of APL.

Bafetinib
CytRx holds rights to bafetinib (formerly known as INNO-406) in all territories except Japan. Bafetinib is a potent, orally available, rationally designed, Bcr-Abl, Lyn and Fyn kinase inhibitor, which was being developed as a third-line treatment for patients with chronic myeloid leukemia (CML) and certain forms of acute myeloid leukemia (AML) that are refractory or intolerant of other approved treatments. In November 2008, CytRx announced that bafetinib demonstrated clinical responses in patients with CML in an international, open-label Phase 1 dose-ranging clinical trial conducted in patients with CML and other leukemias that have a certain mutation called the Philadelphia Chromosome (Ph+) and are intolerant of or resistant to Gleevec® and, in some cases, second-line tyrosine kinase inhibitors such as dasatinib and nilotinib. In April 2010, the Company announced that bafetinib had received official notification from the Committee for Orphan Medicinal Products (COMP) of the European Medicines Agency (EMEA) that a positive opinion was made regarding the application for orphan medicinal product status for the treatment of CML. Bafetinib also has been granted Orphan Drug Status for the treatment of Ph+ CML by the U.S. Food and Drug Administration (FDA).

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development oncology company engaged in the development of high-value human therapeutics. The CytRx oncology pipeline includes three programs in clinical development for cancer indications: INNO-206, tamibarotene and bafetinib. With its tumor-targeted doxorubicin conjugate INNO-206, CytRx plans to initiate an international Phase 2b clinical trial as a treatment for soft tissue sarcomas in December 2011, while completing its Phase 1b/2 clinical trial. The Company is evaluating bafetinib in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL) and the PROACT Phase 2 clinical trial in advanced prostate cancer. CytRx's pipeline also includes tamibarotene, which it is testing in a double-blind, placebo-controlled, international Phase 2 clinical trial in patients with non-small-cell lung cancer, and which is in a registration clinical trial as a treatment for acute promyelocytic leukemia. For more information on the Company, visit http://www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the ability to obtain regulatory approval for clinical testing of INNO-206, bafetinib or tamibarotene, the scope of clinical testing that may be required by regulatory authorities and the timing and outcome of further clinical trials, the risk that any future human testing of INNO-206, bafetinib, or tamibarotene might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's ability to enter into one or more transactions to advance development of its molecular chaperone assets, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including any future clinical development of INNO-206, Bafetinib or tamibarotene, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYTRX CORPORATION
CONDENSED BALANCE SHEETS
(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$30,387,583	$6,324,430
Marketable securities	11,057,672	20,567,861
Proceeds from sale of RXi, received January 6, 2011	—	6,938,603
Receivable	37,757	259,006
Investment in Adventrx Pharmaceuticals, at market	115,920	—
Income taxes recoverable	—	519,158
Interest receivable	22,555	117,624
Prepaid expenses and other current assets	2,663,184	1,247,145
Total current assets	44,284,671	35,973,827
Equipment and furnishings, net	293,564	319,191
Goodwill	183,780	183,780
Other assets	105,979	220,292
Total assets	$44,867,994	$36,697,090
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,836,778	$1,027,924
Accrued expenses and other current liabilities	4,332,397	2,663,910
Warrant liabilities	9,159,639	2,437,281
Total current liabilities	16,328,814	6,129,115
Commitment and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 250,000,000 shares authorized; 149,060,885 and 109,840,445 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	149,058	109,840
Additional paid-in capital	237,021,821	229,253,122
Accumulated comprehensive income, net of tax	115,920	—
Treasury stock, at cost (633,816 shares)	(2,279,238)	(2,279,238)
Accumulated deficit	(206,468,381)	(196,515,749)
Total stockholders’ equity	28,539,180	30,567,975
Total liabilities and stockholders’ equity	$44,867,994	$36,697,090

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
License revenue	$—	$—	$150,000	$—
Expenses:
Research and development	3,220,098	2,845,181	9,927,458	7,964,049
General and administrative	1,739,148	1,848,028	5,913,209	6,553,404
	4,959,246	4,693,209	15,840,667	14,517,453

Loss before other income	(4,959,246)	(4,693,209)	(15,690,667)	(14,517,453)
Other income:
Interest income	56,452	71,947	162,151	244,668
Other income, net	28,468	25,697	81,118	61,394
Gain on warrant derivative liability	4,316,560	181,499	5,494,322	1,593,076
Gain on sale of affiliate’s shares – RXi Pharmaceutical	—	—	—	8,887,614
Loss before provision for income taxes	(557,766)	(4,414,066)	(9,953,076)	(3,730,701)
Provision for income taxes	—	—	—	—
Net loss	$(557,766)	$(4,414,066)	$(9,953,076)	$(3,730,701)

Other comprehensive income (loss)(net of tax) Unrealized gain (loss) on available-for-sale securities	(263,340)	773,470	115,920	8,817,561

Comprehensive income (loss)	$(821,106)	$(3,640,596)	$(9,837,156)	$5,086,860

Basic and diluted net loss per share	$(0.00)	$(0.04)	$(0.08)	$(0.03)

Basic and diluted weighted-average shares outstanding	134,792,286	109,131,738	117,842,198	109,055,634

Contact:
Investor Relations
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com

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